Exhibit 10.5

AMENDMENT TO SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) dated as of September 25, 2014, by and between 21ST CENTURY ONCOLOGY HOLDINGS, INC. F/K/A RADIATION THERAPY SERVICES HOLDINGS, INC. (the “Company”), and DANIEL E. DOSORETZ, M.D.  (“Executive”).

WHEREAS, the Executive and the Company are currently parties to that certain Second Amended and Restated Executive Employment Agreement, dated May 6, 2014, (the “Employment Agreement”); and

WHEREAS, the Executive and Company desire to amend the Employment Agreement in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Section 3(a).  Section 3(a) of the Employment Agreement is hereby amended to delete the reference to “One Million Two Hundred Thousand Dollars ($1,200,000.00)” in its entirety and to replace it with “Three Hundred Thousand Dollars ($300,000.00)”.  Section 3(a) of the Employment Agreement is also hereby amended to add a new sentence as follows:

“The Parties acknowledge and agree that in the event of a Change of Control of the Company, a material deleveraging of the Company or a material refinancing or recapitalization (including but not limited to recapitalization involving the issuance of common or preferred stock) of the Company, the Executive’s Base Salary shall be increased to One Million Two Hundred Thousand Dollars ($1,200,000). For purposes of this Agreement, “Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other person or group of related persons on an arm’s-length basis, pursuant to which such person or group of related persons (i) acquires (whether by merger, stock purchase, recapitalization, reorganization, redemption, exchange of debt for capital stock, issuance of capital stock or otherwise) more than 50 percent of the Company’s capital stock outstanding, or (ii) acquires assets constituting all or substantially all of the assets of the Company or the Company’s  Subsidiaries on a consolidated basis.”

2.                                      Section 5(h). Section 5 of the Employment Agreement is hereby amended to add a new Section 5(h) as follows:

“Notwithstanding any other provision of this Agreement, if the Executive is terminated as Chief Executive Officer for any reason, Executive may elect to remain employed by the Company as a senior physician providing radiation oncology services at the Company’s and its subsidiaries’ radiation therapy centers in which event the Executive and Company, or one of it’s affiliates, shall enter into a new employment agreement which shall, in addition to comparable terms offered to other senior physicians of the Company, contain the following terms: (i) the Executive’s Base Salary shall be One Million  Dollars ($1,000,000.00), (ii) Executive  shall be required to work five (5) days per week as a physician rather than up to two (2) days per week as is the current expectation, and (iii) Executive shall be eligible to participate in such other performance, bonus and benefit plans afforded other senior physicians of the Company and receive comparable fringe benefits to such other senior physicians, including, but not limited to, participating in the Lee County and Charlotte County production bonus pools, in effect as such time.”

3.                                      Reimbursement of Attorneys’ Fees. The Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred by the Executive in connection with the negotiation and execution of this Amendment and as a founding Director in connection with the Company’s recent financial circumstances. Reimbursements shall be made within ten (10) calendar days following the Executive’s submission of documentation to the Company evidencing the amount of such attorneys’ fees and costs.

4.                                      Effective Date. The parties acknowledge and agree that the effective date of the foregoing Amendment shall be July 27, 2014.

5.                                      No Further Amendments.   The Executive and Company agree that all provisions of the Employment Agreement shall remain in full force and effect except when contradicted by this Amendment, in which case this Amendment shall control.

6.                                      Counterparts.  This Amendment may be executed in any number of counterparts, including facsimile or an e-mail of a PDF file containing a copy of the signature page of the person executing this document, each of which shall be an original, but all of which together shall constitute one in the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Amendment to Executive Employment Agreement has been duly executed as of the day and year first above written.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Joseph Biscardi
Name:	Joseph Biscardi
Title:	Senior Vice President

EXECUTIVE:

/s/ Daniel E. Dosoretz, M.D.
Daniel E. Dosoretz, M.D.